Exhibit II


                              FOR IMMEDIATE RELEASE
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CONTACT:                                               NASDAQ SCM: CMWL, CMWLW

Joseph Raymond, CEO
Complete Wellness Centers, Inc.
407-673-3073

                         COMPLETE WELLNESS CENTERS, INC.
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                        SIGNS BINDING LETTER OF INTENT &
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                     ANNOUNCES INVESTMENT BANKING COMMITMENT
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WINTER PARK, FL - September 27, 2000, --Complete Wellness Centers, Inc. (Nasdaq
trading symbols CMWL, CMWLW) announced today that it has entered into a binding letter of intent to merge with Cyfit.com, Inc., a private Delaware corporation, in a tax-free exchange of shares. Cyfit is in the business of interactive health and fitness emphasizing a healthy lifestyle based on exercise, nutrition, weight management, wellness and sports training that is delivered through multiple distribution channels. For more information about Cyfit, please visit its web site at www.cyfit.com

The merger is subject to, among other things, preparation of definitive agreements, completion of due diligence reviews, restructuring of debt and equity and approval by the companies' shareholders at special meetings to be held in late November 2000, when the merger is expected to close. After closing, Complete Wellness Centers will be the surviving entity and will then change its name to Cyfit, Inc.

Chairman Jack Pawlowski stated, "The merger of CWC and Cyfit will allow us to execute our long-standing plan of delivering consulting services via seminars and the internet along with offering products and services to our respective customer bases." Eugene Fernandez, CEO of Cyfit.com, Inc. indicated, "The joining of CWC and Cyfit provides the operating environment for the new entity to deliver a complete wellness package to its members and constituents through existing channels and future distribution methods."

CWC also announced that, in connection with the merger, the investment-banking firm of the Hornblower & Weeks, Inc. has made a firm commitment to underwrite an equity offering of a minimum of $4,000,000 and a maximum of $9,000,000.

The merger, including the contemplated restructuring of debt and equity, and the related investment banking commitment are two of the steps the Company is taking to strengthen its business and financial position and condition in order to enhance shareholder value and to satisfy the continued listing requirements of the Nasdaq Stock Market. Nasdaq has notified the Company that it fails to meet the net tangible assets and minimum bid price requirements for continued listing. The Company plans to demonstrate, at a hearing to be held Thursday, September 28, 2000, that the merger, investment banking commitment and related restructuring steps it is taking should result in compliance with all listing requirements. Delisting of CWC's shares from Nasdaq would have an adverse effect upon the market liquidity for the Company's shares and shareholders may experience difficulties in buying and selling the Company's shares.

Complete Wellness Centers, Inc. is a nationwide organization that endeavors to provide member healthcare practices with administrative, developmental, financial and practice management consulting assistance, as well as to provide consumers access to traditional and alternative health information, products and services. Inquiries may be directed to Joe Raymond at 407-673-3073 or at www.completewellness.com.

The Company, from time to time, may discuss forward-looking information. This press release contains forward-looking statements, which are estimates by the Company's management. Such statements are subject to various risks and uncertainties that may be beyond the Company's control, and may cause results to differ from management's current expectations and should not be relied upon by the investors in the Company.